Exhibit 99.1

Crescent Financial Corporation Announces the Closing of a
Capital Transaction

CARY, N.C., Sept. 26, 2008 (GLOBE NEWSWIRE) -- Crescent State Bank, a wholly owned subsidiary of Crescent Financial Corporation (Nasdaq:CRFN), announced today that it has entered into a subordinated debt agreement that qualifies as Tier 2 regulatory capital. The agreement provides for a $7.5 million unsecured term loan with a maturity of 10 years and bearing interest at three-month LIBOR plus 400 basis points. The subordinated debt may be redeemed at any time beginning on October 1, 2013.

"We are pleased that we have been successful in completing this transaction, especially given the current state of the capital markets," stated Michael G. Carlton, president and chief executive officer of Crescent State Bank. "This type of unsecured, non-dilutive, capital is available to Crescent because of our sound financial condition and successful financial performance."

Crescent Financial Corporation is scheduled to release September 30, 2008 financial results during the week of October 13, 2008.

Sandler O'Neill + Partners, L.P. initiated this transaction and served as Crescent's financial advisor.

Crescent State Bank is a state chartered bank operating 13 full-service banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh, Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation (Nasdaq:CRFN) stock can be found on the NASDAQ Global Markets trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the bank's web site at www.crescentstatebank.com.

Information in this press release may contain "forward looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in (Nasdaq:CRFN) Crescent Financial Corporation's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONTACT:	Crescent Financial Corporation
Michael G. Carlton, President and Chief Executive Officer
Bruce W. Elder, Vice President
(919) 466-1005